EXHIBIT 10.8
SUBLEASE
     THIS SUBLEASE (the “Sublease”) is dated for reference purposes only as of the 31st day of August, 2004, and is by and between Townsend and Townsend and Crew, LLP, a California limited liability partnership (“Sublessor”) and Strata Pharmaceuticals, Inc., a Delaware corporation (“Sublessee”).
RECITALS
A.	Sublessor, as tenant, and Square 24 Associates L.P., a District of Columbia limited partnership, as landlord (the “Landlord”), previously entered into that certain Lease dated as of June 30, 2003, as amended by that certain First Amendment to Lease dated as of June 9, 2004, (collectively the “Lease”) for Suites 400 and 410 (the “Premises”) in the Building constituting a portion of the Project known as Highlands Corporate Center located at 12730 High Bluff Drive, San Diego, California. A copy of the Lease is attached hereto as Exhibit A.

B.	All capitalized terms used but not defined in this Sublease shall have the respective meanings assigned to such terms in the Lease.

C.	Sublessor desires to sublease the Subleased Premises (as hereinbelow defined) to Sublessee and Sublessee desires to sublease the Subleased Premises from Sublessor.
     NOW, THEREFORE, the parties agree as follows:
     1. Subleased Premises. Sublessor hereby leases to Sublessee and Sublessee hereby leases from Sublessor that portion of the Premises commonly known as Suite 410 of the Building (the “Subleased Premises”) consisting of 5,928 rentable square feet, as depicted on Exhibit B attached hereto.
     2. Tender of Subleased Premises; Condition of Subleased Premises. Sublessor shall deliver the Subleased Premises to Sublessee upon Sublessor’s Substantial Completion of the tenant improvements (“Tenant Improvements”) as more specifically set forth on Exhibit C attached thereto (the “Commencement Date”). As used herein, the term “Substantial Completion” shall mean that date on which Sublessor’s or Sublessor’s agent or architect notifies Sublessee that the Tenant Improvements are substantially complete, or would have been completed absent a Sublessee Delay, except for such work as cannot be complete until Sublessee performs portions of Sublessee’s work, and Sublessor’s or Sublessor’s agent or architect notifies Sublessee thereof. The term “Sublessee Delay” as used herein shall mean any delay in construction of the Tenant Improvements caused by any acts or omissions of Sublessee (i) in failing to grant any approvals or consents required of Sublessee within the stipulated period of time; (ii) in unreasonably withholding any approval or consent required by Sublessee; (iii) in materially interfering with construction of the Tenant Improvements; or (iv) in failing diligently to obtain any consents or approvals required of Landlord. Sublessor agrees to pay an amount not to exceed Three Thousand Dollars ($3,000.00) towards the costs of expediting the delivery of Tenant Improvement materials (including, but not limited to doors, door frames and door hardware) to enable Sublessee to occupy the perimeter offices of the Premises on or about September 15, 2004 and it is anticipated that Substantial Completion of the Tenant Improvements by Sublessor will occur on or about September 22, 2004. Sublessee shall be solely responsible for the costs of expediting the delivery of Tenant Improvement materials in excess of Three Thousand Dollars ($3,000.00) and shall promptly reimburse Sublessor for such excess costs upon demand. Provided Sublessee does not interfere with the construction of the Tenant Improvements, Sublessee shall have the right with the prior consent of Landlord, if required, to enter the Subleased Premises for the purpose of installing Sublessee’s furniture, trade fixtures, data and telecommunication wiring and equipment, photocopy equipment and other business equipment and to conduct limited business activities (the “Early Access Period”); provided, all of the terms of this Sublease shall apply to such Early Access Period, except that no Rent shall be due for any period of time prior to the Commencement Date, including the Early Access Period. Sublessee and Sublessor shall coordinate such early access during the Early Access Period. Sublessee shall immediately cease any work being undertaken by Sublessee and vacate the Subleased Premises if Sublessee is notified that Sublessee is interfering with construction of the Tenant Improvements. Sublessee shall also have access and use of the mailbox corresponding to the Subleased Premises during the Early Access Period at no additional cost to Sublessee. Sublessee agrees and acknowledges that, except as set forth on Exhibit C attached hereto, Sublessor has not agreed to install any improvements to the Subleased Premises or perform any work to ready the Subleased Premises for occupancy by Sublessee. Except as otherwise set forth in this Sublease (including Exhibit C), Sublessee accepts the Subleased Premises “as is,” in its present condition. Sublessee acknowledges that certain acts or conduct of Sublessee under this Sublease or otherwise affecting the Subleased Premises may require the prior consent of Landlord. Sublessor shall bear no responsibility in the event the Landlord withholds its consent under the Lease to certain proposed conduct of Sublessee as provided for under the terms of this Sublease, but Sublessor agrees to use its reasonable efforts and due diligence to obtain such consent from Landlord.
     3. Master Lease. Except as otherwise specifically set forth herein, this Sublease is subject to all of the terms and conditions of the Lease during the Term (as hereinabove defined.). During the Term, Sublessee assumes and agrees to perform each and every obligation, and to comply with each and every negative covenant, of Sublessor, as Tenant under the Lease, to the extent such terms and conditions are applicable to the Subleased Premises, except Sublessee’s obligation for payment of Base Rent and Sublessee’s Proportionate Share of Operating Costs Share Rent, Tax Share Rent and Electricity Share Rent which shall be as set forth in Section 6 below. Sublessee shall not commit or permit to be committed on the Subleased Premises any act or omission which would violate any such term or condition of the Lease and shall indemnify and hold Sublessor harmless against any and all loss, cost, expense, liability, claim, judgment, demand or cause of action arising from any such violation committed or permitted to be committed by Sublessee in connection with the Subleased Premises during the Term. Sublessor shall not by its act or omission to act, cause a default under the Lease. Accordingly, in order to afford to Sublessee the benefits of this Sublease and of those provisions of the Lease which by their nature are intended to benefit Sublessee, and in order to protect Sublessor against a default by Sublessee which might cause a default or event of default by Sublessor under the Lease:

     (a) provided Sublessee shall timely pay all Rent when and as due under this Sublease, Sublessor shall pay, when and as due, all Rent and other charges payable by Sublessor to Landlord under the Lease;
     (b) except as otherwise expressly provided herein, Sublessor shall perform its covenants and obligations under the Lease which do not require for their performance possession of the Subleased Premises and which are not otherwise to be performed hereunder by Sublessee on behalf of Sublessor; and
     (c) Sublessor hereby grants to Sublessee the right to receive all of the services and benefits with respect to the Subleased Premises which are to be provided by Landlord under the Lease.
     4. Incorporation of Terms. Except for the following provisions of the Lease which impose obligations on Landlord; Schedule items 6, 7, 8, 9, 10, 11, 12, and 14, Sections 1 (second sentence through remainder of paragraph), 2.A(1), 2.D.(3) (reference to square footage of Premises only), 2.D.(4), 3.A. (first sentence), 3.B, 4.H. (second sentence), 20, 23, 25, 30, 31, 32, Appendix C, and Appendix E of the Lease; First Amendment to Lease Sections 4, 5, 6, 8 (last sentence), all of the terms and conditions contained in the Lease are incorporated herein as terms and conditions of this Sublease (with each reference therein to “Landlord” and “Tenant” to be deemed to refer to Sublessor and Sublessee, respectively, and each reference therein to the “Premises” to be deemed to refer to the Subleased Premises, to the extent applicable) and, along with all of the paragraphs contained in this Sublease, shall be the complete terms and conditions of this Sublease. Sublessee hereby assumes and agrees to perform all of the obligations of the “Tenant” under the Lease with respect to the Subleased Premises (to the extent applicable); provided, however, Sublessee shall have no right to exercise any option to extend, option to expand, right of first offer, right of first negotiation, right of first refusal, or any other similar right granted to Sublessor as “Tenant” under the Lease and Sublessee shall only be obligated to perform such obligations as they relate to the Subleased Premises during the Term. All waivers of claims against, and exculpations of, Landlord under the incorporated provisions of the Lease shall run from Sublessee in favor of Sublessor. All waivers of claims against, and exculpations of, Tenant, under the incorporated provisions of the Lease shall run from Sublessor in favor of Sublessee. To the extent there is a conflict between the provisions of the Lease which are incorporated herein by reference and the express provisions of this Sublease, the express provisions of this Sublease shall prevail to the extent Landlord’s rights under the Lease are not affected. The Lease contains express representations made by Landlord and describes Landlord’s duties in connection with the operation of the Premises, Building and Project. Sublessor is not obligated to perform any of Landlord’s obligations under the Lease, and Sublessor shall not be liable for Landlord’s violation of any provision of the Lease or for any misrepresentation by Landlord. If Landlord fails to perform any of its obligations under the Lease, then Sublessee shall notify Sublessor of such failure, and thereafter Sublessor shall promptly notify Landlord and demand performance. If Landlord continues to fail to perform, then Sublessee may seek recourse against Landlord. If Sublessor has the right to proceed against Landlord, or otherwise enforce any rights of Sublessee against Landlord, and Sublessee has no standing to enforce such rights, then Sublessor, upon request, shall take such action as is reasonably necessary to enforce such rights. Sublessee shall indemnify Sublessor against all expenses, including reasonable attorneys’ fees, incurred by Sublessor as a result of or in connection with enforcing rights against Landlord on behalf of Sublessee.
     5. Term. The term (the “ Term”) of this Sublease shall commence on the Commencement Date and shall expire twenty-four (24) months after the Commencement Date (the “Expiration Date”).
     6. Base Rent.
          (a) Base Rent. Sublessee shall pay monthly base rent (“Base Rent”) for the Subleased Premises for the Term in the amount of Sixteen Thousand Eight Hundred Ninety-Four and 80/100 Dollars ($16,894.80), in advance on the first day of each month, commencing on the Commencement Date, without deduction, offset, prior notice or demand, in lawful money of the United States of America. Concurrently with the execution of this Sublease, Sublessee shall pay to Sublessor the Base Rent due for the first full month of the Term.
          (b) Other Payment Obligations. Commencing on the Commencement Date and continuing during each Fiscal Year or part thereof during the Term, Sublessee shall pay to Sublessor, monthly in advance, as Additional Rent within twenty (20) days after receipt of an invoice therefor, Sublessee’s Proportionate Share, as defined below, of (i) Sublessor’s Proportionate Share of Excess Operating Costs (as defined in the Lease), (ii) Sublessor’s Proportionate Share of Excess Taxes (as defined in the Lease), and (iii) Sublessor’s Electricity Share Rent (as defined in the Lease) for the applicable Fiscal Year. Sublessee’s Proportionate Share is 45.85% of Sublessor’s Proportionate Share of the Building and/or Sublessor’s Proportionate Share of Project. In addition, Sublessee shall reimburse to Sublessor, within twenty (20) days after receipt of an invoice, for all amounts paid by Sublessor pursuant to the Lease to the extent attributable to the Subleased Premises or to the acts or omission of Sublessee, its agents or employees. To the extent Sublessor is able to obtain the same from Landlord, Sublessor shall, promptly after execution of this Sublease, provide Sublessee with an itemized estimate of projected Additional Rent for 2005.
          (c) General Conditions. If the Term commences on a day other than the first (1st) day of a calendar month or ends on a day other than the last day of a calendar month, a prorated monthly installment of Base Rent and other charges shall be paid at the then current rate for the fractional month during which the Sublease commences and/or terminates. All Base Rent and other sums required to be paid by Sublessee shall be paid to Sublessor at the address specified at the end of this Sublease or at such other place as Sublessor may designate in writing.
          (d) Security Deposit. Upon execution of this Sublease, Sublessee shall deposit with Sublessor the sum of Fifty Thousand Six Hundred Eighty-Five and 00/100 Dollars ($50,685.00), which shall be held by Sublessor as a security deposit for Sublessee’s performance of all the terms, covenants and conditions of this Sublease (the “Security Deposit”). If Sublessee defaults under any provision of this Sublease, Sublessor may (but shall not be required to) use, apply or retain all or any part of this Security Deposit for the payment of any amount Sublessor may spend by reason of Sublessee’s default or to compensate Sublessor for any loss or damage Sublessor may suffer because of Sublessee’s default. If any portion of the Security Deposit is so used or applied, Sublessee shall, immediately after written demand, deposit cash with Sublessor in an amount sufficient to restore the Security Deposit to its original amount. Sublessor is not required to keep the Security Deposit separate from its general funds, and all interest earned on the security deposit shall accrue to the benefit of Sublessor. If Sublessee performs each of its obligations under this Sublease, the Security Deposit, or any balance thereof, shall be returned to Sublessee within thirty (30) days after the later of (i) the expiration of the Term or sooner termination of the Sublease; (ii) the date Sublessee vacates the Subleased Premises; or (iii) the date Sublessee will have no further unperformed obligations herein. Sublessee hereby waives the provisions of Section 1950.7 of the California Civil Code (providing that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant, or to clean the premises); provided, in so waiving the provisions of Section 1950.7, Sublessee shall not be deemed to have agreed to permit Sublessor to retain any portion of the Security Deposit in excess of that which would be required to make Sublessor whole (whether prior to or following termination of the Sublease).
          (d) Rent. As used in this Sublease, the term Rent includes Base Rent, Additional Rent and all other sums payable by Sublessee under this Sublease.
     8. Late Charge; Interest. If any sums due from Sublessee are not received by Sublessor within five (5) days when due, Sublessee shall pay to Sublessor a late charge equal to five percent (5%) of such overdue amount. The parties agree that such late charge represents a fair and reasonable estimate of the costs Sublessor will incur by reason of late payment by Sublessee. In addition, every payment due hereunder from Sublessee to Sublessor which is not paid when due shall bear interest at ten percent (10%) per annum from the date that the same became due and payable until paid, whether or not demand be made therefor.
     9. Use. Sublessee shall use the Subleased Premises in compliance with the Lease. Sublessee shall not store, use or dispose of any Hazardous Materials in, on or about the Subleased Premises, the Building or the Project. Sublessee shall immediately provide Sublessor with copies of any notice, report or other correspondence between Sublessee and any governmental agency concerning any Hazardous Materials in, on or about the Subleased Premises, the Building or the Project.
     10. Default.
          (a) Events of Default. In addition to any other event specified in this Sublease as an event of default, the occurrence of any one or more of the following events (“Events of Default”) shall constitute a breach of this Sublease by Sublessee: (i) failure by Sublessee to pay rent or any other sum when and as the same becomes due and payable and such failure continues for more than four (4) days after Sublessor gives written notice thereof to Sublessee; or (ii) failure by Sublessee to perform or observe any other obligations of Sublessee and such failure continues for more than fourteen (14) days (or such shorter period as is allowed for the cure of the subject default pursuant to the Lease) after Sublessor gives written notice thereof to Sublessee; provided, however, that, except as hereinbelow set forth, if, by the nature of such agreement, covenant or condition, such failure cannot reasonably be cured within the allotted time, an Event of Default shall not exist as long as Sublessee commences with due diligence and dispatch the curing of such failure within the allotted time and, having so commenced, thereafter prosecutes with diligence and dispatch and completes the curing of such failure. Anything herein to the contrary notwithstanding, in no event shall any grace period provided in this Section 10(a)(ii) be longer than the grace period for such default provided in the Lease.
          (b) Sublessor’s Remedies. If an Event of Default occurs, Sublessor shall be entitled to exercise against Sublessee all of the rights and remedies afforded to Landlord under the Lease with respect to breaches of the Lease by Sublessor, and Sublessee shall indemnify, defend and hold Sublessor harmless from all damages resulting from such Event of Default and shall reimburse Sublessor for all sums incurred by Sublessor in fulfilling Sublessee’s obligations, together with interest on those sums at ten percent (10%) per annum.
     11. Holding Over. Sublessor and Sublessee recognize that Sublessor’s damages resulting from Sublessee’s failure to timely surrender possession of the Subleased Premises may be substantial, may exceed the amount of the Rent payable hereunder, and will be impossible to accurately measure. Accordingly, if possession of the Subleased Premises is not surrendered to Sublessor on the Expiration Date or sooner termination of this Sublease, in addition to any other rights or remedies Sublessor may have hereunder or at law, Sublessee shall pay to Sublessor during the period Sublessee holds over in the Subleased Premises after the Expiration Date or sooner termination of this Sublease, a sum equal to 200% of the Base Rent payable under this for each full or partial month plus all other sum due under this Sublease. In addition, Sublessee shall indemnify Sublessor against any and all claims, losses and liabilities for damages resulting from failure to surrender possession, including, without limitation, any claims made by Landlord or any succeeding tenant, and any Rent and other charges due under the Lease. In addition, no holding-over by Sublessee, nor the payment to Sublessor of the amounts specified above, shall operate to extend the Term hereof. Nothing herein contained shall be deemed to authorize Sublessee to retain possession of the Subleased Premises after the Expiration Date or sooner termination of this Sublease.
     12. Assignment and Subletting.
          (a) General. Sublessee shall not, without the prior written consent of Landlord and Sublessor, which consent as to Sublessor shall not be unreasonably withheld, assign, sublet, mortgage, pledge, encumber or otherwise transfer (collectively, “Transfer”) this Sublease, the term or estate hereby granted, or any interest hereunder, or permit the Subleased Premises to be used or occupied by anyone other than Sublessee. The foregoing notwithstanding, Sublessee acknowledges that it shall be reasonable for Sublessor to withhold its consent to the proposed Transfer if the Transferee proposes making any alterations to the Subleased Premises or Sublessee is not transferring the entire Subleased Premises. In addition, Sublessee acknowledges and agrees that Landlord may withhold its consent to a Transfer pursuant to the terms of the Lease, and that Sublessor will not consent to any Transfer if Landlord does not consent to such Transfer. The foregoing notwithstanding, Verus Pharmaceuticals, Inc. will be entitled to cohabitate with Sublessee during the Term, provided that no alterations are made to the Subleased Premises.
          (b) Notice and Procedure. If at any time during the Term, Sublessee desires to Transfer this Sublease, then Sublessee shall give Sublessor a notice (the “Notice”) which shall set forth the name, address and business of the proposed transferee, financial statements and references of the proposed assignee or sublessee and all material terms and conditions of the proposed assignment or subletting, all in such detail as Sublessor may reasonably require. Within ten (10) days of receipt of the Notice, Sublessor shall have the option, exercisable by giving notice to Sublessee, to (a) consent to the Transfer, (b) withhold consent to the Transfer to the extent it is reasonable to do so, or (c) terminate this Sublease as of the date upon which the Transfer was to have occurred, in which event Sublessee shall be relieved of all further obligations hereunder. No failure of Sublessor to exercise its termination right shall be deemed to be Sublessor’s consent to the assignment or subletting.
          (c) Continuing Liability of Sublessee. No Transfer shall release Sublessee from its obligation or alter the primary liability of Sublessee to pay the Rent and to perform all other obligations to be performed by Sublessee hereunder. The acceptance of Rent by Sublessor from any other person shall not be deemed a waiver by Sublessor of any provision hereof.
     13. Waiver of Liability; Indemnity.
          (a) Sublessor shall not be liable or responsible for, and Sublessee waives all claims against Sublessor, its agents, employees, officers, directors and invitees with respect to or arising out of, any death of or injury to Sublessee, its agents, employees, officers, directors invitees, or any other person, from any causes whatsoever, or for any loss of or damage to any property outside or within the Subleased Premises, unless such death, injury, loss or damage is caused by the negligence or willful misconduct of Sublessor or its agents, employees, officers, directors and invitees.
          (b) Sublessee shall hold Sublessor and Landlord and their respective agents and employees harmless and defend Sublessor and Landlord, and their agents, employees, officers, directors and invitees from and against any and all losses, damages, claims or liability for any damage to any property or injury, illness or death of any person occurring in or about the Subleased Premises arising at any time during the Term and from any cause whatsoever other than by reason of the negligence or willful misconduct of Sublessor or Landlord or either of their agents, employees, officers, directors and invitees including without limitation, claims, costs and liabilities, including reasonable attorneys’ fees and costs, arising out of or in connection with the removal, cleanup or abatement of any hazardous materials which may be in or about the Subleased Premises or the Premises as a result of any act or omission of Sublessee, its employees, agents or contractors during the Term. This Section 13(b) shall survive the termination of this Sublease.
     14. Insurance.
          (a) With respect to the Subleased Premises only, Sublessee shall comply with the obligations of Tenant under the Lease with respect to insurance and subrogation including those obligations set forth, without limitation, in Article 8 of the Lease, and shall cause Landlord and Sublessor to be named as additional insureds and/or loss payees within all required policies of insurance with waivers of subrogation in favor of Landlord and Sublessor.
          (b) Insurance Criteria. All the insurance required under this Sublease shall: (i) be issued by insurance companies authorized to do business in the State in which the Building is located and which are reasonably satisfactory to Sublessor; (ii) name Sublessor, Landlord and any managing agent and other designee as an additional insured; (iii) be issued as a primary policy and not “excess over” or contributory with any other applicable insurance in force for or on behalf of Sublessor and/or Landlord; (iv) contain an endorsement requiring thirty (30) days’ written notice from the insurance company to both parties before cancellation or change in the coverage, scope, or amount of any policy; and (v) specifically include the liability to be assumed hereunder by Sublessee (provided, however, that the amount of such insurance shall not be construed to limit the liability of Sublessee hereunder). A certificate of each policy, together with evidence of payment of premiums, shall be deposited with Sublessor the earlier of Sublessee’s entry on the Subleased Premises or the Commencement Date, and on renewal of the policy not less than twenty (20) days before expiration of the term of the policy.
     15. Notices. All notices or demands shall be given only by personal service, certified mail with a return-receipt (which shall be deemed delivered two (2) days after mailing, postage prepaid) or delivery by a reputable overnight air courier service which provides written evidence of delivery (which shall be deemed to be given on the next business day after delivery to the courier service, prepaid). Notices shall be addressed to the addresses under the signatures below. Either party may change its address for notices or demands by written notice delivered as set forth above. Sublessee shall promptly after receipt thereof send to Sublessor copies of all notices Sublessee receives from Landlord. For purposes of Sublessor’s response to any request by Sublessee, all time periods in the Lease within which Landlord is required to act or respond shall be extended by ten (10) business days.
     16. Parking. Sublessee have the right to use within the Project twenty (23) unreserved surface parking spaces at no additional cost or expense to Sublessee, so long as Landlord does not impose a charge for such surface parking, and if Landlord does impose a charge for such parking, at Landlord’s prevailing monthly rate, without markup by Sublessor.
     17. Termination, Amendment and Modification of Lease. Except as specifically permitted in the Lease, Sublease shall not terminate, amend or otherwise modify the Lease in any way that could reasonably be expected to have a materially adverse effect on Sublessee’s rights under this Sublease without the prior written consent of Sublessee, which consent shall not be unreasonably withheld or delayed.
     18. Signage. Subject to Landlord’s consent, Sublessee shall be entitled have its name listed in the Building standard directory and its name next to the door of the Subleased Premise.
     19. Attorneys’ Fees. The prevailing party in any action or proceeding (whether at the administrative, trial or appellate levels) brought by either party against the other under this Sublease shall recover attorneys’ fees and costs in such amount as the court or administrative body may adjudge reasonable.
     20. Administration of this Sublease. If Sublessee requests that Sublessor execute any document relating to or in connection with the Sublease or approve any assignment or subletting, Sublessee shall reimburse Sublessor, within ten (10) days after billing, for the reasonable cost of review and processing of Sublessee’s request including, without limitation, reasonable attorneys’ fees.

     21. Estoppel Certificate. Sublessee shall, without charge to Sublessor or Landlord, and Sublessor, without charge to Sublessee, at any time from time to time, within ten (10) business days after receipt of written request therefor, deliver an executed certificate certifying, if true: (a) that this Sublease is unmodified and in full force and effect, or if there have been any modifications, that same is in full force and effect as modified and stating any such modifications; (b) whether or not there is then existing any claim of default of the other party hereunder and if so, specifying the nature thereof; and (c) the current amount of Base Rent payable hereunder by Sublessee and the date to which the same has been paid.
     22. Damage and Destruction/Eminent Domain. If the Lease confers upon Sublessor the right to terminate the Lease in the event of damage, destruction, eminent domain or similar circumstances, the exercise by Sublessor of such termination right shall not constitute a default or breach by Sublessor hereunder.
     23. Brokers. Sublessee and Sublessor represent to each other that they have not dealt with any brokers in connection with this Sublease other than Corporate Real Estate Advisors and Cushman & Wakefield of California, and Sublessee and Sublessor shall indemnify, protect, defend and hold each other harmless from and against any and all claims, costs or liability arising out of or relating to its breach of this representation. Sublessor shall pay the brokerage commissions or fees owed to Corporate Real Estate Advisors pursuant to a separate agreement.
     24. Severability. If any provision of this Sublease shall be judicially or administratively held invalid or unenforceable for any reason, such holding shall not be deemed to affect, alter, modify or impair in any manner any other provision of this Sublease.
     25. Entire Agreement. This Sublease and the exhibits attached hereto constitute the sole and exclusive agreement between the parties with respect to the Subleased Premises. No amendment, modification of or supplements to this Sublease shall be effective unless in writing and executed by Sublessor and Sublessee.
     26. Survival. All indemnities contained in this Sublease shall survive the expiration or termination hereof.
     27. Landlord Consent. The effectiveness of this Sublease is contingent upon Landlord’s written consent to the terms and conditions of this Sublease.
     28. Exhibits. Exhibits A, B and C attached hereto are incorporated herein by reference.
     29. Counterparts. This Sublease may be executed concurrently in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, this Sublease is made the day and year first above written.

SUBLESSOR:		SUBLESSEE:

Townsend and Townsend and Crew, LLP, a California limited liability partnership		Strata Pharmaceuticals, Inc., a Delaware corporation

		By:	/s/ Theodore R. Schroeder

By:	/s/ [Unintelligible]	Its:	President & CEO

Its:	Executive Director

By:

By:		Its:

Its:

Address:
Address:

Two Embarcadero Center, Suite 700		10923 Cloverhurst Way

San Francisco, CA 94111		San Diego, CA 92130

Attn: Executive Director